FOREIGN CUSTODY MANAGER AGREEMENT

        AGREEMENT made as of February 17, 2000, between The Victory Portfolios (the "Trust"), on behalf of its series portfolios listed in Exhibit A to this Agreement (each, a "Series") and The Bank of New York ("BNY").

                                   WITNESSETH:

        WHEREAS, the Trust desires to appoint BNY as its Foreign Custody Manager on the terms and conditions contained herein;

        WHEREAS, BNY desires to perform the duties set forth herein on the terms and conditions contained herein;

        NOW THEREFORE, in consideration of the mutual promises hereinafter contained in this Agreement, the Trust and BNY hereby agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

        Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

         1. "Board" shall mean the board of trustees of the Trust.

         2. "Eligible Foreign Custodian" shall have the meaning provided in the Rule.

         3. "Monitoring System" shall mean a system established by BNY to fulfill the Responsibilities specified in clauses 1(d) and 1(e) of Article III of this Agreement.

         4. "Qualified Foreign Bank" shall have the meaning provided in the Rule.

         5. "Responsibilities" shall mean the responsibilities delegated to BNY hereunder with respect to each Specified Country and each Eligible Foreign Custodian selected by BNY, as such responsibilities are more fully described in
Article III of this Agreement.

         6. "Rule" shall mean Rule 17f-5 under the Investment Company Act of 1940, as amended.

         7. "Securities Depository" shall mean any securities depository or clearing agency within the meaning of Section (a)(1)(ii) or (a)(1)(iii) of the Rule.

         8. "Specified Country" shall mean each country listed on the Schedule attached hereto and each country, other than the United States, constituting the primary market for a security with respect to which Key Trust Company of Ohio, National Association ("Key Trust") has given settlement instructions to The Bank of New York as its subcustodian (the "Subcustodian") under the Global Custody Agreement between Key Trust and the Subcustodian.

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                                   ARTICLE II
                        BNY AS A FOREIGN CUSTODY MANAGER

         1. The Trust on behalf of its board hereby delegates to BNY with respect to each Specified Country the Responsibilities.

         2. BNY accepts the Trust's delegation of Responsibilities with respect to each Specified Country and agrees in performing the Responsibilities as a Foreign Custody Manager to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Trust's assets would exercise.

         3. BNY shall provide to the Trust quarterly written reports regarding the placement of assets of each Series with a particular Eligible Foreign Custodian within a Specified Country and of any material change in the arrangements (including, in the case of Qualified Foreign Banks, any material change in any contract governing such arrangements and in the case of Securities Depositories, any material change in the established practices or procedures of such Securities Depositories) with respect to assets of each Series with any such Eligible Foreign Custodian.

                                  ARTICLE III
                                RESPONSIBILITIES

         1. Subject to the provisions of this Agreement, BNY shall with respect to each Specified Country select an Eligible Foreign Custodian. In connection therewith, BNY shall: (a) determine that assets of each Series held by such Eligible Foreign Custodian will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which such Eligible Foreign Custodian operates, after considering all factors relevant to the safekeeping of such assets, including, without limitation, those contained in paragraph (c)(1) of the Rule; (b) determine that the Trust's foreign custody arrangements with each Qualified Foreign Bank are governed by a written contract with the Subcustodian (or, in the case of a Securities Depository, by such a contract, by the rules or established practices or procedures of the Securities Depository, or by any combination of the foregoing) which will provide reasonable care for the Trust's assets based on the standards specified in paragraph (c)(1) of the Rule; (c) determine that each contract with a Qualified Foreign Bank shall include the provisions specified in paragraph (c)(2)(i)(A) through (F) of the Rule or, alternatively, in lieu of any or all of such
(c)(2)(i)(A) through (F) provisions, such other provisions as BNY determines will provide, in their entirety, the same or a greater level of care and protection for the assets of the Trust as such specified provisions; (d) monitor pursuant to the Monitoring System the appropriateness of maintaining the assets of the Trust with a particular Eligible Foreign Custodian pursuant to paragraph
(c)(1) of the Rule and in the case of a Qualified Foreign Bank, any material change in the contract governing such arrangement and in the case of a Securities Depository, any material change in the established practices or procedures of such Securities Depository; and (e) advise the Trust whenever an arrangement (including, in the case of a Qualified Foreign Bank, any material change in the contract governing such arrangement and in the case of a Securities Depository, any material change in the established practices or procedures of such Securities Depository) described in preceding clause (d) no longer meets the requirements of the Rule. Anything in this Agreement to the contrary notwithstanding, BNY shall in no event be deemed to have selected

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any Securities Depository the use of which is mandatory by law or regulation or because securities cannot be withdrawn from such Securities Depository, or because maintaining securities outside the Securities Depository is not consistent with prevailing custodial practices in the relevant market (each, a "Compulsory Depository"); it being understood however, that for each Compulsory Depository utilized or intended to be utilized by the Trust, BNY shall provide the Trust from time to time with information addressing the factors set forth in Section (c)(1) of the Rule and BNY's opinions with respect thereto in order to assist the Trust in determining the appropriateness of placing Trust assets therein.

         2. (a) For purposes of Clauses (a) and (b) of preceding Section 1 of this Article, with respect to Securities Depositories, it is understood that such determination shall be made on the basis of, and limited by, information gathered through BNY's subcustodian network, or through publicly available information otherwise obtained with respect to each such Securities Depository.

        (b) For purposes of Clause (d) of preceding Section 1 of this Article, BNY's determination of appropriateness shall not include, nor be deemed to include, any evaluation of Country Risks associated with investment in a particular country. For purposes hereof, "Country Risks" shall mean systemic risks of holding assets in a particular country including, but not limited to,
(a) the use of Compulsory Depositories, (b) such country's financial infrastructure, (c) such country's prevailing custody and settlement practices,
(d) nationalization, expropriation or other governmental actions, (e) regulation of the banking or securities industry, (f) currency controls, restrictions, devaluation's or fluctuations, and (g) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

                                   ARTICLE IV
                                 REPRESENTATIONS

         1. The Trust hereby represents that: (a) this Agreement has been duly authorized, executed and delivered by the Trust, constitutes a valid and legally binding obligation of the Trust enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Trust prohibits its execution or performance of this Agreement; (b) BNY's appointment as a Foreign Custody Manager has been approved and ratified by its Board at a meeting duly called and at which a quorum was at all times present; and (c) the Board or the Trust's investment advisor has considered the Country Risks associated with investment in each Specified Country and will have considered such risks prior to causing any settlement instructions to be given by Key Trust to the Subcustodian with respect to any other Specified Country.

         2. BNY hereby represents that: (a) BNY is duly organized and existing under the laws of the State of New York, with full power to carry on its businesses as now conducted, and to enter into this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly authorized, executed and delivered by BNY, constitutes a valid and legally binding obligation of BNY enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on BNY prohibits BNY's execution or performance of this Agreement; and (c) BNY has established the Monitoring System.

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                                   ARTICLE V
                                 CONCERNING BNY

         1. BNY shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys' and accountants' fees, sustained or incurred by, or asserted against, the Trust, except to the extent the same arises out of the failure of BNY to exercise the care, prudence and diligence required by Section 2 of Article II hereof. In no event shall BNY be liable for special, indirect or consequential damages, or for lost profits or loss of business, arising in connection with this Agreement.

         2. The Trust agrees to indemnify BNY and hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including attorneys' and accountants' fees, sustained or incurred by, or asserted against, BNY by reason or as a result of any action or inaction, or arising out of BNY's performance hereunder, provided that the Trust shall not indemnify B NY to the extent any such costs, expenses, damages, liabilities or claims arise out of BNY's failure to exercise the reasonable care, prudence and diligence required by Section 2 of Article II hereof.

         3. For its services hereunder, the Trust agrees to pay to BNY such compensation and out-of-pocket expenses as shall be mutually agreed.

         4. BNY shall have only such duties as are expressly set forth herein. In no event shall BNY b e liable for any Country Risks associated with investments in a particular country.

                                   ARTICLE VI
                                  MISCELLANEOUS

         1. This Agreement constitutes the entire agreement among the Trust and BNY, and no provision in the Global Custody Agreement between Key Trust and the Subcustodian shall affect the duties and obligations of BNY hereunder, nor shall any provision in this Agreement affect the duties or obligations of the Subcustodian under the Global Custody Agreement.

         2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to BNY, shall b e sufficiently given if received by it at its offices at One Wall Street, New York, New York 10286, Attention:
______________________ , or at such other place as BNY may from time to time designate in writing.

         3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Trust shall be sufficiently given if received by it at its offices at 12 7 Public Square, Cleveland, Ohio 44114, Attention:
Kathleen A. Dennis with a copy to William Blake, or at such other place as the Trust may from time to time designate in writing.

         4. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by the parties hereto. This Agreement shall extend to and shall be binding upon the parties hereto, and their

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respective successors and assigns; provided however, that this Agreement shall not be assignable by any party without the written consent of the other party.

         5. This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The parties hereto hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The parties hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

         6. The parties hereto agree that in performing hereunder, BNY is acting solely on behalf of the Trust and no contractual or service relationship shall be deemed to be established hereby between BNY and any other person.

         7. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

         8. This Agreement shall terminate simultaneously with the termination of the Global Custody Agreement between Key Trust and the Subcustodian, and may otherwise be terminated by any party giving to the other parties a notice in writing specifying the date of such termination, which shall be not less than thirty (30) days after the date of such notice.

         9. Every reference to a Series will be deemed a reference solely to the particular Series. Under no circumstances shall the rights, obligations or remedies with respect to a particular Series constitute a right, obligation or remedy applicable to any other Series. In particular, and without limitation, BNY shall have no right to set off claims of a Series by applying property of any other Series.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

                                                   THE VICTORY PORTFOLIOS

                                                   By /s/ Robert D. Hingston
                                                     --------------------------
                                                     Title:  Secretary


                                                   THE BANK OF NEW YORK

                                                   By /s/ Martin Geffon
                                                     --------------------------
                                                     Title:  Vice President

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                                    SCHEDULE

                               Specified Countries